1 May 29, 2025 Jonathan Fitzpatrick VIA Email Dear Jonathan: Reference is made to the Amended and Restated Employment Agreement between you and Driven Brands, Inc. (as later assigned to Driven Brands Shared Services, LLC), dated as of April 17, 2015, as further amended on December 31, 2020 (the “Employment Agreement”), pursuant to which you served as President and Chief Executive Officer of Driven Brands Holdings Inc. (collectively, with affiliated entities, the “Company”). As we have discussed, your services as President and Chief Executive Officer and your employment with the Company has terminated as of May 9, 2025 (the “Transition Date”). Such termination constitutes your resignation without “Good Reason” under the Employment Agreement, and effective as of the Transition Date, you no longer serve as an officer of the Company or any of its affiliates (as applicable). From the Transition Date through December 27, 2025 (the “Transition Period”), you will be engaged as an independent contractor and serve as a Senior Advisor providing advisory services as requested by the Chief Executive Officer, including, but not limited to advice related to public debt and equity markets and merger and acquisition strategies. You agree to apply your reasonable best efforts in performing such services. In consideration for such services, you will receive a monthly cash fee (the “Fee”) of (i) $150,000 for each of May and June of 2025, (ii) $125,000 for each of July and August of 2025, and (iii) $50,000 for September through December of 2025, in each case, payable in accordance with the Company’s ordinary vendor payment practices. You will not be eligible (i) to participate in any employee benefits offered by the Company (other than by virtue of your prior employment with the Company), or (ii) receive any annual bonus or equity awards for the 2025 fiscal year that may be awarded to Company executives. Your outstanding equity awards will continue to be governed by the terms of the applicable award agreements and the Company’s equity plans. As of the Transition Date, you will remain on the Company’s board of directors (the “Board”) and will serve as Non-Executive Chair of the Board. Commencing at this time, you will be eligible to receive compensation as a non-employee director of the Company under the Company’s non-employee director compensation program, as in effect from time to time. You acknowledge and agree that you have continuing obligations to the Company pursuant to the Employment Agreement, including obligations relating to confidentiality, non-competition, non- solicitation, and non-disparagement as amended hereby (collectively, the “Covenants”). You acknowledge the continued effectiveness and enforceability of the Covenants during and following your engagement under this letter and expressly reaffirm your commitment to abide by the terms of the Covenants. Further, you expressly acknowledge and agree that the confidential information, Company intellectual property; work product, non-disparagement, and Company property covenants set forth in Sections 6(d) through 6(g) of the Employment Agreement, together with the enforcement provisions in Sections 6(h) through 6(l) of the Employment Agreement, will continue to apply during the Transition Period to the same extent as if you remained employed by the Company during such time. The Transition Period may be terminated at any time by you or by the Company upon at least 10 days’ notice to the other party, and such termination will not affect the continued effectiveness and enforceability of the Covenants. In the event of a termination by you for any reason or by the Company for cause (as determined in the good faith discretion of the Board), you shall receive payment of the Fee for Exhibit 10.1

2 services performed through the date of such termination but shall be entitled to no additional payments hereunder. Upon termination by the Company without cause (as determined in the good faith discretion of the Board), you shall, subject to your execution and revocation of a general release of claims, be entitled to payment of any remaining unpaid installments of the Fee within 60 days following such termination date. Please indicate your acceptance of this letter agreement by signing and returning a copy to me. We thank you for your continued services to the Company and efforts in assisting with the smooth transition of your duties. Driven Brands Holdings Inc. By:__________________________________ Name: Scott O’Melia Title: Executive Vice President, Chief Legal Officer Agreed to and accepted by: ______________________________ Jonathan Fitzpatrick Date: